Exhibit 10.14

CONFIDENTIAL

July 12, 2005

Bob Albo

Dear Bob:

It has been a real pleasure discussing the opportunities ahead for Raining Data Corporation.  We believe that you have the background and experience that we need to help us grow in our new directions, and we are pleased to offer you a position with Raining Data Corporation (the “Company”) as its Vice President, Business Solutions.  In that regard, the following are the details of this offer of employment:

Title

Your title will be Vice President, Business Solutions.  In this position, you will report directly to me.

Base Compensation

Your initial annual base salary will be $175,000, paid in accordance with the Company’s normal payroll procedures.  Your base salary shall be subject to review at the end of each year of your employment, and any adjustment will be a function of performance, which I will evaluate and may be subject to approval of the Compensation of the Board of Directors.

Incentive Bonus

Additionally, you will be entitled to an incentive bonus of up to fifty percent (50%) of your base salary based on your meeting certain Sales Targets and Management Business Objectives (MBOs) as are mutually agreed upon.

Stock Options

At a Compensation Committee Meeting (or sub-committee meeting) that will be held on your actual start date, you will be granted a stock option, which shall be, to the extent possible under the rule of Section 422(d) of the Internal Revenue Code of 1986, as amended (the “Code”), an “incentive stock option” (as defined in Section 422 of the Code) to purchase 250,000 shares of the Company’s Common Stock, at an exercise price equal to the then NASDAQ market price as of the close of the markets on the day of that meeting.

Twenty-five percent (25%) of the shares subject to the above option shall vest one year after your start date and 1/36th of the remaining shares subject to the option shall vest monthly thereafter, so that the option shall be fully vested and exercisable four years from your start date, subject to your continued service to the Company on the relevant vesting dates.  In all other respects the option shall be subject to the terms, definitions and provisions of the Company’s Stock Plan and the stock option agreement by and between you and the Company, both of which documents are incorporated herein by reference.

Change of Control, Additional Accelerated Vesting and Related Items

In addition to the vesting schedule as set forth above, in the event you are terminated as a result of an Involuntary Termination other than for Cause or Disability within 12 months after a Change of Control, one hundred percent (100%) of the Shares subject to the above option shall be vested upon the date of such termination, provided that you sign a general release in a commercially customary form prescribed by the Company, which releases and discharges all known and unknown claims that you may have against the Company or persons and entities affiliated with the Company, and a covenant not to sue or prosecute any legal action or proceeding based upon such claims.  For the purposes of this paragraph, the following terms shall have the following meanings:

A)           “Cause” shall mean

(i)                                     Gross and willful failure to perform services:

(ii)                                  Conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, if such felony either is work-related or materially impairs your ability to perform services for the Company:

(iii)                               A material breach of fiduciary duty, including fraud, embezzlement, dishonesty or any intentional action that materially injures the Company as determined in good faith by the Company’s Board of Directors;

(iv)                              Death;

(v)                                 A material breach of the Confidential Information Agreement.

In all of the foregoing cases, the Company shall provide written notice to you indicating in reasonable detail the event or circumstances that constitute Cause under this Agreement and the Company will provide you with forty-five days to cure such breach or failure prior to termination for Cause.  During such 45-day cure period, the Company may place you on unpaid leave.

B)             “Change in Control” shall mean (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) who becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities, provided, however, that Change in Control shall not include any change resulting from any capital financings of the Company; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

C)             “Disability” shall mean that you physically or mentally are unable regularly to perform your duties hereunder for a period in excess of sixty (60) consecutive days or more than ninety (90) days in any consecutive twelve (12) month period.  The Company shall make a good faith determination of whether you are physically or mentally unable to regularly perform your duties subject to its review and consideration of any physical and/or mental health information provided to it by you.

D)            “Involuntary Termination” shall mean (i) without your express written consent, the substantial reduction your duties or responsibilities relative to your duties or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Vice President of Company remains as such following a Change of Control and is not made the Vice President of the acquiring corporation)  shall not constitute an “Involuntary Termination”; (iii) without your express written consent, a material reduction by the Company in your base compensation as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits package is significantly reduced; (v) your relocation to a facility or a location more than 50 miles from your then present location, without your express written consent; (vi) any purported termination of you by the Company which is not effected for death or Disability or for Cause; or (vii) the failure of the Company to obtain the assumption of this agreement by any successors.

Benefit Plans

You shall be entitled to participate, to the extent permitted by law, in the medical insurance plans and other benefits offered by the Company.  You should note that the Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

Vacation

You shall also be eligible to receive three weeks of paid time-off per year, which, if unused, shall accrue in accordance with the Company’s standard benefit policies.

Start Date

We hope that you will be able to start with the Company as soon as possible.  However, in any case your start date will be on or prior to July 22, 2005.

The Company is excited about your joining and looks forward to a beneficial and fruitful relationship.  Nevertheless, you should be aware that your employment with the Company is for no specific period and constitutes at-will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause and with at least one-month notice.  We request that, in the event of resignation, you give the Company at least one month’s notice.  You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company.

Miscellaneous

For purpose of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

This Agreement and all benefits due you hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.  It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

You agree that you will not enter into any agreements with another entity that requires you to be an employee or consultant, in name or duties, during your employment with the Company.  Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or become involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.  Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by Company rules and standards.  You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct with are included in the Company Handbook. As a condition of your employment, you are also required to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information.  In the event of any dispute or claim relating to or arising out of your employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all arbitration fees, excluding attorneys fees and legal costs.  Please note that we must receive your signed Agreement before your first day of employment.

This letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter shall continue in full force and effect without such provision.  In the event that there is any conflict between this offer letter and your Stock Option Plan or Stock Option Agreement, this offer letter will govern.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below.  A duplicate original is enclosed for your records.  This letter, along with any agreements relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representation made during your recruitment, interviews or pre employment negotiations, whether written or oral.  This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company’s Chief Executive Officer and you.  This offer of employment will terminate if it is not accepted, signed and returned by July 15, 2004, or unless otherwise withdrawn by the Company prior to your acceptance.

Bob, we all look forward to working with you at Raining Data, and believe that your contributions will be significant in moving the Company into its new market opportunities.

Best regards,

Carlton H. Baab

President & CEO

Raining Data Corporation

AGREED AND ACCEPTED:

Bob Albo	Date

Start Date